EXHIBIT 10.2

Corporate Office 40 Pacifica, Suite 900 Irvine, California 92618 USA

April 15, 2016

Frank D. Martell
40 Pacifica, Suite 900
Irvine, CA 92618

RE: Amendment to Employment Agreement

Dear Frank:

Following our discussions, this letter (this “Letter”), effective as of April 8, 2016, describes certain changes to the terms and conditions of your employment and, once signed, will serve as an amendment to the Employment Agreement between you and CoreLogic, Inc. (the “Company”), dated August 29, 2011, as amended (the “Employment Agreement”). Any terms used in this Letter that are not defined herein have the definition ascribed to them in the Employment Agreement. Note that you are referenced as “the Executive” herein.

This Letter, when fully executed, together with the Employment Agreement, which specifically incorporates the Confidential Information and Inventions Agreement you executed, the Change of Control Agreement you executed, and corporate policies of the Company, along with the Indemnification Agreement you executed, reflects the entire agreement regarding the terms and conditions of your employment. Unless expressly modified by this Letter, the terms and conditions of the Employment Agreement will remain the same. To the extent that the terms of this Letter are inconsistent with the terms of your Employment Agreement, this Letter supersedes the terms of your Employment Agreement.

Section 1.2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

Duties. Following the appointment by the Company’s Board of Directors, the Executive shall serve as the Chief Operating Officer (“COO”) and shall have such other duties and responsibilities as the Chief Executive Officer of Company (the “CEO”) shall determine from time to time. The Executive shall be subject to the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s Code of Conduct, as it may change from time to time). During the Period of Employment, the Executive shall report solely to the CEO.

By executing this Letter, you confirm your decision to accept the amendments to the terms of your Employment Agreement and you agree that your employment will be governed by the Employment Agreement, as amended by this Letter.

I have provided you two originals of this letter. Please sign both originals, and return one original to me no later than April 22, 2016.

Very truly yours,

CoreLogic, Inc.

/s/ Anand Nallathambi

Anand K. Nallathambi
President & Chief Executive Officer

Read, understood, consented, and agreed as of this 3rd day of July, 2016:

/s/ Frank D. Martell
Frank D. Martell

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